Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
February 7, 2019

CFO Commentary on Fourth Quarter, Full Year 2018 Financial Results and 2019 Financial Outlook

Financial Information
Please reference the accompanying "Supplemental Financial Information" tables in the corresponding earnings release at http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, February 7, 2019 at 5:00 p.m. ET to review fourth quarter, full year 2018 financial results and 2019 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com.

Throughout this press release, references to non-GAAP financial measures in fourth quarter 2018 exclude $18.3 million in net sales, gross profit and selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the “new revenue accounting standard” or "ASC 606"), $2.4 million in incremental income tax expense related to the Tax Cuts and Jobs Act (“TCJA”) and $1.7 million in Project CONNECT expenses and discrete costs ($1.3 million net of tax). References to non-GAAP financial measures in fourth quarter 2017 exclude $95.6 million in incremental income tax expense related to the TCJA and $6.3 million in Project CONNECT expenses and discrete costs ($3.9 million net of tax).

References to non-GAAP financial measures for full year 2018 exclude $41.0 million in net sales, gross profit and SG&A expenses associated with adoption of the new revenue accounting standard, $15.8 million in Project CONNECT program expenses and discrete costs ($12.0 million net of tax), $5.1 million in incremental income tax expense related to the TCJA and a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax). References to non-GAAP financial measures for full year 2017 exclude $95.6 million in incremental income tax expense related to the TCJA and $14.9 million in Project CONNECT program expenses and discrete costs ($9.4 million net of tax).

Fourth Quarter and Full Year 2018 Highlights:

•	Fourth quarter net sales increased 18 percent (19 percent constant-currency) to a record $917.6 million, compared to net sales of $776.0 million in fourth quarter 2017.

•
Fourth quarter operating income increased 40 percent to a record $152.8 million, representing 16.6 percent of net sales, compared to operating income of $109.4 million, or 14.1 percent of net sales, in fourth quarter 2017.

•	Fourth quarter net income increased to a record $113.3 million, or a record $1.63 per diluted share, compared to a net loss of $7.1 million, or $(0.10) per share in fourth quarter 2017.

•	Full year net sales increased 14 percent (13 percent constant-currency) to a record $2,802.3 million, compared to $2,466.1 million in the prior year.

•
Full year operating income increased 33 percent to a record $351.0 million, representing 12.5 percent of net sales, compared to operating income of $263.0 million, or 10.7 percent of net sales, in the prior year.

•	Full year net income increased 155 percent to a record $268.3 million, or a record $3.81 per diluted share, compared to $105.1 million, or $1.49 per diluted share, in the prior year.

•	Inventories increased 14 percent to $521.8 million at December 31, 2018, compared to $457.9 million at December 31, 2017.

•	Cash, cash equivalents and short-term investments totaled $700.6 million at December 31, 2018, compared to $768.1 million at December 31, 2017.

•
The board of directors approved an additional $200 million share repurchase authorization and approved a regular quarterly dividend of $0.24 per share, payable on March 18, 2019 to shareholders of record on March 7, 2019.

Fourth Quarter and Full Year 2018 Non-GAAP Highlights:

•	Non-GAAP fourth quarter net sales increased 16 percent (17 percent constant-currency) to $899.3 million, compared to net sales of $776.0 million in fourth quarter 2017.

•
Non-GAAP fourth quarter operating income increased 34 percent to $154.5 million, representing 17.2 percent of net sales, compared to non-GAAP operating income of $115.6 million, or 14.9 percent of net sales, in fourth quarter 2017.

•	Non-GAAP fourth quarter net income increased 27 percent to $116.9 million, or $1.68 per diluted share, compared to non-GAAP fourth quarter 2017 net income of $92.4 million, or $1.31 per diluted share.

•	Non-GAAP full year net sales increased 12 percent (11 percent constant-currency) to $2,761.4 million, compared to $2,466.1 million in the prior year.

•	Non-GAAP full year operating income increased 30 percent to $362.4 million, representing 13.1 percent of net sales, compared to $277.8 million, or 11.3 percent of net sales, in the prior year.

•	Non-GAAP full year net income increased 34 percent to $282.0 million, or $4.01 per diluted share, compared to $210.1 million, or $2.98 per diluted share in the prior year.

	Three Months Ended December 31,
	GAAP			Non-GAAP
	2018	2017	Change	2018	2017	Change
	(dollars in millions except per share amounts)
Net sales	$917.6	$776.0	18%	$899.3	$776.0	16%
Gross margin	51.7%	47.9%	380 bps	50.7%	47.9%	280 bps
SG&A rate	35.6%	34.4%	120 bps	34.1%	33.6%	50 bps
Operating income	$152.8	$109.4	40%	$154.5	$115.6	34%
Operating margin	16.6%	14.1%	250 bps	17.2%	14.9%	230 bps
Net income (loss)	$113.3	$(7.1)	1,696%	$116.9	$92.4	27%
Earnings (loss) per diluted share	$1.63	$(0.10)	1,730%	$1.68	$1.31	28%

	Twelve Months Ended December 31,
	GAAP			Non-GAAP
	2018	2017	Change	2018	2017	Change
	(dollars in millions except per share amounts)
Net sales	$2,802.3	$2,466.1	14%	$2,761.4	$2,466.1	12%
Gross margin	49.5%	47.0%	250 bps	48.7%	47.0%	170 bps
SG&A rate	37.5%	36.9%	60 bps	36.2%	36.3%	-10 bps
Operating income	$351.0	$263.0	33%	$362.4	$277.8	30%
Operating margin	12.5%	10.7%	180 bps	13.1%	11.3%	180 bps
Net income	$268.3	$105.1	155%	$282.0	$210.1	34%
Earnings per diluted share	$3.81	$1.49	156%	$4.01	$2.98	35%

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" section and financial tables included in the fourth quarter 2018 earnings release located on the Investor Relations section of the company’s website at http://investor.columbia.com/results.cfm.

Full Year 2019 Financial Outlook Summary

Full Year 2019 Guidance (U.S. Dollar)
Commentary compared to:
	2019 Guidance	2018	2018 non-GAAP*
Net sales	$2.97 to $3.03 billion	6.0% to 8.0% growth
Gross margin	approximately 50.2%	approximately 70 bps expansion
SG&A percent of net sales	38.0% to 38.2%	50 bps to 70 bps deleverage	90 bps to 110 bps deleverage
Operating margin	12.4% to 12.6%	10 bps contraction to 10 bps expansion	30 bps to 50 bps contraction
Operating income	$369 to $382 million
Effective income tax rate	approximately 22%
Net income	$297 to $307 million
Diluted earnings per share	$4.30 to $4.45

*Please note we have removed the impact of ASC 606 from 2018 non-GAAP measures to create a meaningful baseline to evaluate operating performance outlined in our 2019 guidance. Given ASC 606 was implemented in January 2018 and incorporated into results thereafter, this adjustment is not necessary for 2018 results to be comparable to 2019 guidance and future results. For more information, please refer to the "Reconciliation of GAAP to non-GAAP Updated Full Year 2019 Financial Outlook" table found in the "Supplemental Financial Information" section included in the fourth quarter 2018 earnings release published on the Investor Relations section of the company's website at http://investor.columbia.com/results.cfm.

The Full Year 2019 Financial Outlook section below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter Financial Results
(All comparisons are between fourth quarter 2018 and fourth quarter 2017, unless otherwise noted).

Net Sales
Fourth quarter net sales increased 18 percent (19 percent constant-currency) to $917.6 million, compared to net sales of $776.0 million in fourth quarter 2017. Non-GAAP fourth quarter net sales increased 16 percent (17 percent constant-currency) to $899.3 million.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2018	Q4 2017	% Change	% Change
United States	$589.3	$492.6	20%	20%
LAAP	179.3	154.3	16%	18%
EMEA	93.7	83.5	12%	14%
Canada	55.3	45.6	21%	26%
Total	$917.6	$776.0	18%	19%

•	United States ("U.S.")

▪
Direct-to-consumer ("DTC") net sales increased low-20 percent driven by mid-teens percent brick & mortar net sales growth, including improved store productivity and contribution from new store openings over the prior twelve months, as well as high-20 percent e-commerce net sales growth.

▪
Wholesale net sales increased high-teens percent with growth across the Columbia, prAna, SOREL and Mountain Hardwear brands. Wholesale sales growth reflects increased shipments of advance Fall 2018 orders driven by a greater portion of Fall 2018 product shipping in the fourth quarter relative to Fall 2017 and strong sell-through performance leading to favorable net reorder and replenishment sales rates.

▪
The company operated 136 U.S. retail stores at December 31, 2018 (113 outlet; 23 branded) and 4 branded e-commerce sites, compared with 129 stores (105 outlet; 24 branded) and 4 branded e-commerce sites at the same time last year.

•	Latin America Asia Pacific ("LAAP")

▪
Korea net sales increased high-60 percent driven by $16.6 million of net sales associated with the new revenue accounting standard and Columbia brand DTC and wholesale growth, partially offset by the exit of the Mountain Hardwear business in that market at the end of 2017. Korea non-GAAP net sales increased low-double-digit percent.

▪
Japan net sales increased high-single-digit percent. Excluding $1.7 million of net sales associated with the new revenue accounting standard, Japan non-GAAP net sales increased mid-single-digit percent reflecting strong DTC growth, partially offset by a decline in wholesale.

▪
China net sales increased low-single-digit percent (high-single-digit percent constant-currency), reflecting wholesale growth primarily driven by a lower sales returns provision compared to fourth quarter 2017, partially offset by a modest decline in DTC.

▪
LAAP distributor net sales decreased low-single-digit percent resulting from a lower Spring 2019 order book with LAAP distributors and a greater portion of Spring 2019 shipments falling into 2019 in comparison to Spring 2018 shipments which were more heavily weighted in the fourth quarter of 2017, partially offset by a greater portion of Fall 2018 product shipping in the fourth quarter relative to Fall 2017 shipment timing.

•	Europe Middle East and Africa ("EMEA")

▪	Europe-direct net sales increased mid-teens percent, driven by wholesale and DTC growth.

▪	EMEA distributor net sales increased high-single-digit percent primarily as a result of increased Spring 2019 advance order shipments.

•	Canada

▪	Net sales increased 21 percent (26 percent constant-currency) reflecting both wholesale and DTC growth.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2018	Q4 2017	% Change	% Change
Columbia	$727.8	$602.4	21%	22%
SOREL	126.9	113.9	11%	12%
prAna	36.7	30.4	21%	21%
Mountain Hardwear	26.1	28.4	(8)%	(7)%
Other	0.1	0.9	(89)%	(89)%
Total	$917.6	$776.0	18%	19%

•	Columbia brand net sales growth was driven by increased net sales in all regions and product categories.

•	SOREL brand net sales growth was led by the U.S., with growth across both DTC and wholesale channels, as well as growth in Europe-direct and Canada.

•	prAna brand net sales growth was primarily a result of strong U.S. wholesale and DTC performance.

•
Mountain Hardwear brand net sales declined reflecting a reduction in closeout sales compared to fourth quarter 2017 as well as the decision to exit the brand from the Korean market at the end of 2017, partially offset by growth in full price wholesale sales.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2018	Q4 2017	% Change	% Change
Apparel, Accessories and Equipment	$688.8	$578.3	19%	20%
Footwear	228.8	197.7	16%	17%
Total	$917.6	$776.0	18%	19%

•	Apparel, Accessories and Equipment net sales increased in the Columbia and prAna brands, partially offset by a decrease in net sales in the Mountain Hardwear brand.

•	Footwear net sales increased, driven by the Columbia and SOREL brands.

Channels

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q4 2018	Q4 2017	% Change	% Change
Wholesale	$450.6	$395.7	14%	15%
DTC	467.0	380.3	23%	24%
Total	$917.6	$776.0	18%	19%

Gross Margin

Fourth quarter 2018 gross margin expanded 380 basis points to 51.7 percent of net sales, compared to 47.9 percent in fourth quarter 2017, primarily reflecting:

•	higher gross margins in the U.S. DTC business due to very favorable selling conditions;

•	changes in classification under the new revenue accounting standard;

•	higher proportion of full price product sales;

•	favorable effects from foreign currency hedge rates; and

•	higher DTC sales mix.

Excluding $18.3 million in net sales and gross profit associated with the new revenue accounting standard, non-GAAP gross margin expanded 280 basis points, to 50.7 percent, compared to 47.9 percent in fourth quarter 2017.

Selling, General and Administrative ("SG&A") Expenses

Fourth quarter 2018 SG&A expenses increased $59.3 million, or 22 percent, to $326.3 million, or 35.6 percent of net sales, compared to $267.0 million, or 34.4 percent of net sales, in fourth quarter 2017. The increase in SG&A expenses included:

•	increased expenses to support our expanding global DTC operations;

•	changes in classification under the new revenue accounting standard;

•	increased demand creation spending; and

•	increased incentive compensation expense.

Excluding $18.3 million in SG&A expenses associated with the new revenue accounting standard and $1.7 million in Project CONNECT program expenses and discrete costs, non-GAAP fourth quarter 2018 SG&A expenses increased $45.5 million, or 17 percent, to $306.3 million, or 34.1 percent of net sales, compared to non-GAAP fourth quarter 2017 SG&A expenses of $260.8 million, or 33.6 percent of net sales. Non-GAAP fourth quarter 2017 SG&A expenses exclude $6.3 million in Project CONNECT program expenses and discrete costs.

Operating Income
Fourth quarter 2018 operating income of $152.8 million, or 16.6 percent of net sales, increased 40 percent compared to operating income of $109.4 million, or 14.1 percent of net sales, in fourth quarter 2017.

Excluding $18.3 million in net sales, gross profit and SG&A expenses associated with the new revenue accounting standard, and $1.7 million in Project CONNECT program expenses and discrete costs, non-GAAP fourth quarter 2018 operating income of $154.5 million, or 17.2 percent of net sales, increased 34 percent compared to non-GAAP operating income of $115.6 million, or 14.9 percent of net sales, in fourth quarter 2017.

Licensing

Fourth quarter 2018 net licensing income decreased 9 percent to $4.5 million, compared to $5.0 million in fourth quarter 2017, primarily driven by timing of revenue recognition of existing licensing partners.

Income Tax Expense

Fourth quarter 2018 income tax expense was $41.0 million, resulting in an effective income tax rate of 26.6 percent, compared to income tax expense of $116.5 million, or an effective income tax rate of 105.8 percent, in fourth quarter 2017. Our fourth quarter effective tax rate decreased compared to the prior year period primarily due to $95.6 million in incremental income tax expense related to the TCJA occurring in fourth quarter 2017 and a lower U.S. federal tax rate in 2018 due to the enactment of the TCJA.

Non-GAAP fourth quarter 2018 income tax expense was $39.0 million, resulting in an effective income tax rate of 25.0 percent, compared to non-GAAP income tax expense of $23.2 million, or an effective income tax rate of 20.0 percent, for the same period last year. Non-GAAP fourth quarter 2018 effective tax rate increased primarily due to a discrete tax benefit recognized in fourth quarter 2017 that was partially offset by the reduction in the federal income tax rate.

Net Income
Fourth quarter 2018 net income increased to $113.3 million, or $1.63 per diluted share, compared to a net loss of $7.1 million, or $(0.10) per share, in fourth quarter 2017.
Excluding $2.4 million in incremental provisional tax expense related to the TCJA and $1.3 million, net of tax, in Project CONNECT program expenses and discrete costs, non-GAAP fourth quarter net income of $116.9 million, or $1.68 per diluted share, increased 27 percent compared to non-GAAP net income of $92.4 million, or $1.31 per diluted share, in fourth quarter 2017.

Balance Sheet

At December 31, 2018, cash, cash equivalents and short-term investments totaled $700.6 million, compared to $768.1 million at December 31, 2017. In addition to cash, cash equivalents and short-term investments, the company had $14.0 million in restricted cash as of December 31, 2018, related to consideration placed in escrow as a portion of the funds needed to purchase the 40 percent non-controlling interest in the company's China joint venture. The company closed the buyout transaction on January 2, 2019.
Inventories increased 14 percent to $521.8 million at December 31, 2018, compared to $457.9 million at December 31, 2017, including a $27.2 million decrease due to a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, inventories increased 20 percent compared to December 31, 2017. The increase in inventory was predominately related to earlier buys and receipts of Spring 2019 inventory to alleviate manufacturing capacity constraints and drive cost efficiencies and, to a much lesser degree, increased current season Fall inventory. Older season inventory declined in comparison to the same period last year and we remain confident with our overall inventory position.

Full Year Cash Flow, Share Repurchases and Dividends

During full year 2018, the company generated $289.6 million in operating cash flow, compared to $341.1 million in the prior year.

Capital expenditures totaled $65.6 million in 2018, compared to $53.4 million in the prior year.
During full year 2018, the company repurchased 2,349,036 shares of common stock for $201.6 million, or $85.82 per share.

In February 2019, the board of directors approved an additional $200 million share repurchase authorization. This is in addition to the approximately $130 million currently remaining available under the prior stock repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.
During the full year 2018, the company paid dividends of $62.7 million to shareholders and $20.0 million in dividends to the non-controlling interest in our China joint venture.

Regular Quarterly Cash Dividend

At its regular board meeting on January 25, 2019, the board of directors authorized a regular quarterly cash dividend of $0.24 per share, payable on March 18, 2019 to shareholders of record on March 7, 2019.

Historically, our dividend review has coincided with our third quarter earnings process. Going forward we will be reviewing our dividend policy during the fourth quarter and year-end earnings process. Based on this change, we anticipate our next dividend review will occur during the 2019 fourth quarter and year-end earnings process and be communicated to investors when we report results in February 2020. We believe this change will enable greater visibility of cash flow generation and requirements for the upcoming year and allow us to present a more comprehensive annual capital allocation outlook when we provide initial out-year guidance. As a reminder, we raised our dividend 16 percent coinciding with our first quarter 2018 earnings release and another 9 percent coinciding with our third quarter 2018 earnings release.

Full Year 2019 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our full year 2019 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen and that geopolitical tensions, including ongoing trade negotiations between the U.S. and China, do not deteriorate.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter.

We also face macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult for us to forecast our net sales and profitability.

Our full year 2019 outlook assumes that global regulatory, customs and tax policies remain largely unaltered for the balance of the year.

Taking the above factors into consideration, our full year 2019 financial outlook anticipates:

Full Year 2019 Guidance (U.S. Dollar)
Commentary compared to:
	2019 Guidance	2018	2018 non-GAAP*
Net sales	$2.97 to $3.03 billion	6.0% to 8.0% growth
Gross margin	approximately 50.2%	approximately 70 bps expansion
SG&A percent of net sales	38.0% to 38.2%	50 bps to 70 bps deleverage	90 bps to 110 bps deleverage
Operating margin	12.4% to 12.6%	10 bps contraction to 10 bps expansion	30 bps to 50 bps contraction
Operating income	$369 to $382 million
Effective income tax rate	approximately 22%
Net income	$297 to $307 million
Diluted earnings per share	$4.30 to $4.45

*Please note we have removed the impact of ASC 606 from 2018 non-GAAP measures to create a meaningful baseline to evaluate operating performance outlined in our 2019 guidance. Given ASC 606 was implemented in January 2018 and incorporated into results thereafter, this adjustment is not necessary for 2018 results to be comparable to 2019 guidance and future results. For more information, please refer to the "Reconciliation of GAAP to non-GAAP Updated Full Year 2019 Financial Outlook" table found in the "Supplemental Financial Information" section included in the fourth quarter 2018 earnings release published on the Investor Relations section of the company's website at http://investor.columbia.com/results.cfm.

Net Sales

The company currently expects full year 2019 net sales of approximately $2.97 to $3.03 billion, representing 6.0 to 8.0 percent net sales growth, compared with full year 2018 net sales of $2.80 billion.

Our full year 2019 financial outlook is further based on the expectation of net sales growth in the Columbia, SOREL, Mountain Hardwear and prAna brands. Other assumptions considered in our net sales outlook include:

•
U.S. net sales growth of a low-double-digit percent, consisting of low-double-digit percent growth in DTC and high-single-digit percent growth in wholesale. Strong net sales growth achieved in 2018 will create more difficult comparisons for 2019 results, particularly in the second half of the year.

•
EMEA net sales increase of mid-single-digit percent (high-single-digit constant-currency), consisting of a mid-single-digit percent increase (high-single-digit percent constant-currency) in Europe-direct, and a high-single-digit percent increase in our EMEA distributor business.

•	LAAP net sales increase of low-single-digit percent, including:

◦	Japan net sales increase of high-single-digit percent (mid-single-digit percent constant-currency);

◦	Korea net sales increase of mid-single-digit percent;

◦	LAAP distributor net sales decline of mid-single-digit percent; and

◦	China net sales decline of mid-single-digit percent (low-single-digit percent decline constant-currency).

•	Mid-single-digit percent (high-single-digit percent constant-currency) net sales growth in Canada.

Gross Margin

The company expects full year 2019 gross margin to improve by approximately 70 basis points (gross margin of approximately 50.2) compared to full year 2018 gross margin of 49.5.

Gross margin expansion reflects:

•	product margin benefits related to Project CONNECT initiatives;

•	a favorable channel mix with a greater proportion of higher gross margin DTC sales; partially offset by

•	expectations of higher promotional activity in 2019 relative to 2018 which had very favorable selling conditions.

SG&A Expenses

Given continued expectation for broad based sales growth coupled with the realization of financial benefits resulting from Project CONNECT, the company accelerated investments in 2018 to support our strategic priorities which increased the rate of SG&A expense growth in the latter part of the year and is anticipated to continue into early 2019.
Further, we anticipate elevated SG&A expense growth through the first half of 2019, reflecting the annualization of investments made in late 2018, and SG&A expense growth moderating generally in line with sales growth exiting the year.

For full year 2019, the company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 90 to 110 basis points of SG&A expense deleverage compared to non-GAAP full year 2018 SG&A expense. SG&A expense as a percent of net sales for full year 2019 is expected to be approximately 38.0 to 38.2 percent, compared to non-GAAP full year 2018 SG&A expense as a percent of net sales of 37.1 percent.

The increase in full year SG&A expenses is being driven by business growth as well as ongoing and incremental investments in our strategic priorities to drive and support long-term profitable sales growth. The expected increase in SG&A expenses includes:

•
increased expenses associated with the continued expansion of our DTC business globally including the impact of new stores, lease renewals, store remodels and investments in systems infrastructure which encompass our C1 and X1 initiatives;

•	increased personnel and related expenses to support our brand-led consumer-focused operating model, business growth and strategic priorities;

•	increased demand creation spend; and

•	increased expenses to support information technology and supply chain initiatives as well as other capability development across the business.

Licensing Income

The company expects full year 2019 licensing income of up to $15 million based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the company expects full year 2019 operating income between approximately $369 million and $382 million, resulting in operating margin between approximately 12.4 and 12.6 percent, compared to non-GAAP full year 2018 operating margin of 12.9 percent. Please note 2018 non-GAAP operating margin of 12.9 percent excludes the impact of the new revenue accounting standard which the company implemented in January 2018 and incorporated into results thereafter. This adjustment is not necessary for full year 2018 results to be comparable to full year 2019 guidance and future results. We remain confident in our ability to drive profitable sales growth while continuing to meaningfully invest in our strategic plan.

Income Tax Expense

The company expects an estimated full-year effective income tax rate of approximately 22 percent. The tax rate may be affected by unanticipated impacts resulting from additional guidance about and application of the TCJA as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during 2019.

Net Income

The company expects 2019 net income between approximately $297 million and $307 million, or diluted earnings per share between approximately $4.30 and $4.45. This guidance includes the benefit of no longer recording a non-controlling interest share of net income related to the China joint venture which is now a wholly owned subsidiary. For reference, this non-controlling interest share of net income was $6.7 million in full year 2018. Guidance assumes an average diluted share count of 69 million shares for the full year. This share count guidance includes the benefit of our systematic share repurchase plan which is designed to offset dilution from employee stock grants but excludes the benefit from any additional opportunistic share repurchases we may execute throughout the year.

Foreign Currency

Foreign currency translation is anticipated to reduce net sales growth by approximately 60 basis points.

Foreign currency translation and transactional effects are not anticipated to have a significant impact on diluted earnings per share.

First Quarter 2019 Outlook

The first quarter outlook anticipates:

•	mid-single-digit percent net sales growth compared to first quarter 2018 net sales of $607.3 million; and

•	mid-single-digit percent to low-double-digit percent diluted earnings per share growth compared to non-GAAP first quarter 2018 diluted earnings per share of $0.77.

Balance Sheet and Cash Flows

Driven largely by earlier buys and receipts of Fall 2019 product to alleviate manufacturing capacity constraints and drive cost efficiencies, the company currently expects inventory growth to significantly exceed net sales growth through the first half of the year.

The company expects 2019 capital expenditures between approximately $130 million and $135 million. Elevated capital expenditures relative to historic levels are due to a combination of factors, including a facility expansion at our corporate headquarters, investment in DTC operations including new stores and remodels, and investment in IT systems and other enabling capabilities to support our strategic priorities.

The company expects 2019 operating cash flow of approximately $330 million.

Capital Allocation

In light of current cash balances and strong cash flow generation, the company is providing additional insight into its priorities for use of cash.

First and foremost, the company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the company is to remain focused on improving results in the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we have demonstrated the capacity to make and integrate acquisitions as opportunities arise.

Strategic Priorities

As part of the company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to accelerate market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

China Joint Venture

On January 2, 2019, we closed the buyout of the 40 percent non-controlling interest in our China joint venture. Upon final payment, total consideration paid, including dividends paid in 2018, is expected to be approximately $40 million, consisting of Swire Resources Limited's ("Swire") share of the accumulated net income generated during the term of the joint venture and the initial capital contribution, as well as various other required amounts pursuant to the shareholder agreement.

On November 26, 2018, we announced the appointment of John Soh as Vice President and General Manager of China. Mr. Soh will commence working for the company later this month. Future plans include continued investments in building the Columbia brand in China, including investments in e-commerce and expansion of direct and dealer-operated retail locations. We intend to maintain the staff, dealers and distribution networks that have helped the Columbia brand flourish in China.

Our long-term partner Swire will continue to serve as the exclusive independent distributor of Columbia branded products in Hong Kong and Macau. Swire had previously operated as Columbia Sportswear's exclusive independent distributor of Columbia branded products in China from 2004 until the beginning of the joint venture in 2014.

Consumer-First Initiative ("C1")

During second quarter 2017, we commenced investment in our C1 initiative, which encompasses the global retail platform and IT systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. Our full year 2019 financial outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

While we are continuing to work toward a 2019 implementation for North America, we may shift that timeline to ensure completeness of the solution and to align timing of go-live with our retail calendar and store rollout plan. We do not currently anticipate that changes in the timeline would have a material effect on the financial outlook we are providing today.

Experience First ("X1")

During first quarter 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses reimplementations of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers. Once complete, the project will be integrated with our C1 initiative and will be implemented across all of our brands. Our full year 2019 financial outlook includes anticipated SG&A expenses and capital expenditures in conjunction with this initiative.

While we are continuing to work toward a 2019 implementation for North America and Europe-direct, we are evaluating that timeline to ensure appropriate alignment of the work required to be completed with our retail calendar, including the integration with our C1 platform.  We may choose to move implementation steps into future periods.  We do not currently anticipate that changes in the timeline would have a material effect on the financial outlook we are providing today.

Project CONNECT

During the second half of 2017, the company initiated Project CONNECT, aimed at aligning our resources to accelerate execution on our strategic priorities, including initiatives to drive net sales, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. As we start 2019, Project CONNECT initiatives are fully integrated into our operating model and part of our sustained go forward operational strategy. While the initiative phase of Project CONNECT is now complete, the financial benefits from these initiatives are reflected in our full year 2019 financial outlook. We remain confident that we can generate meaningful financial value capture in 2019 and beyond. As these improvements are realized, we intend to reallocate resources to our strategic priorities, including incremental demand creation spending and other investments to drive growth across our brands and distribution channels.

Lease Accounting Changes

In February 2016, FASB issued Accounting Standards Codification Topic 842 (ASC 842) which requires lessees to record assets and liabilities on the balance sheet for all leases with terms longer than 12 months. Columbia adopted this new accounting standard on January 1, 2019, utilizing the modified retrospective approach. The application of this new standard will result in the recognition of right of use assets of approximately $350 million, with corresponding lease liabilities of approximately $385 million. As a result of adoption, approximately $35 million of pre-existing liabilities for deferred lease costs were reclassified as a component of the right of use assets. Amounts recognized as lease expense within SG&A expense will be similar to the previous accounting method, and we anticipate associated impairment analysis will not have a significant financial statement impact. Cash flows from operating leases will continue to be recognized within operating activities of the cash flow statement.

Tax Reform

The company's accounting for the TCJA, which was recorded in fourth quarter 2017, is based upon our present interpretations, current available information and reasonable estimates of the effects of the TCJA. For full year 2018, we incurred tax expense associated with the TCJA of $5.1 million, primarily related to the issuance of additional clarifying guidance, which drove further refinement of our provisional estimates that were recorded in fourth quarter 2017. Our 2019 effective tax rate of 22 percent does not incorporate any future potential adjustments related to additional clarifying guidance related to the TCJA.

Supplemental non-GAAP Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to certain other non-GAAP financial measures related to 2018 and 2017 that may exclude increased net sales and gross profit, and offsetting increased SG&A expenses, associated with the new revenue accounting standard, program expenses, discrete costs and associated tax effects related to Project CONNECT, TCJA-related income tax expense, and a recovery in connection with an insurance claim and related tax effects. The related tax effects of program expenses and discrete costs related to Project CONNECT and the insurance claim recovery benefit were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing fourth quarter, full year 2018 financial results and 2019 financial outlook located on the Investor Relations section of the company’s website at http://investor.columbia.com/results.cfm. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

First Quarter 2019 Reporting Schedule

Columbia Sportswear Company plans to report first quarter 2019 financial results on Thursday, April 25, 2019 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's first quarter 2019 financial results will be furnished to the SEC on Form 8-K and published on the Investor Relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.investor.columbia.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA) as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year, SG&A expenses, including deleverage projected growth or decline in specific geographies, channels, and brands, the effect of changes associated with lease accounting changes and the implementation of other new accounting policies on our financial results, the effects of foreign currency, inventory growth, share count, share repurchase and dividend activity, operating cash flow, capital expenditures and allocation of capital resources, investment activity and strategic priorities, including in our C1 and X1 initiatives, the realization of financial benefits resulting from Project CONNECT, levels of promotional activity, investments in our business in China, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to implement business process enhancements and information technology (“IT”) systems and investments in our DTC businesses; our ability to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; the seasonality of our business; trends affecting spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, the effects of the TCJA, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions and changes in global regulation and economic and political conditions; volatility in global production and transportation costs and capacity; our ability to effectively source and deliver our products to customers and consumers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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